Exhibit 99.1

101 Gateway Centre Parkway l Richmond, Virginia 23235 l Telephone: (804) 267-8000 l Fax: (804) 267-8850 l Website: www.landam.com

FOR IMMEDIATE RELEASE:	CONTACTS:
October 10, 2005	Robert W. Sullivan	Lloyd Osgood
	SVP - Investor Relations	SVP - Corporate Communications
	(804) 267-8703	(804) 267-8133

LANDAMERICA WRITES DOWN CUSTOMER RELATIONSHIP

INTANGIBLE TO REFLECT TAX SERVICING LOSS

Richmond, VA - LandAmerica Financial Group, Inc. (NYSE: LFG), a leading provider of real estate transaction services, announces a tax servicing loss and a related non-cash write down of customer relationship intangible of $38 million, or $23 million after taxes.  Effective October 2005, the customer, Washington Mutual (WaMu), will in-source future tax services in California and Colorado. LandAmerica will continue to manage its remaining portfolio of tax and flood services for WaMu, which includes 23 states in the western United States.

Given WaMu’s decision, the company has evaluated its intangible assets and determined that the customer relationship intangible was impaired by $38 million, which leaves a $32 million book value for customer intangibles in the tax servicing business. The company determined that $188 million of goodwill intangible for its tax and flood acquisition was not impaired.

John Berens, SVP of Servicing for Washington Mutual said, “Washington Mutual works with LandAmerica throughout the western United States, but we’ve opted to in-source our tax service in Colorado and California. This was strictly a business decision, and is no way reflective of the quality of service we receive from LandAmerica.”

“The loss of new contracts for WaMu and the three customers lost earlier in the year is approxi-mately $26 million a year. Given the current operating environment, this business unit has reduced headcount by over 200 full time equivalents, or 24% of their total headcount since year end 2003,” said Chief Financial Officer G. William Evans. “We have made significant improvements to the sales and account management processes to enhance client generation and retention activities.  The expense actions we have taken to date have reduced operating costs by at least $10 million annually and the non-cash write down will reduce amortization expense by approximately $5 million per year. We will continue to adjust operating costs to reflect business volume fluctuations.”

“In the last two years, LandAmerica has acquired the businesses it needs to deliver quality lender services to major national mortgage originators and servicers,” said Chief Executive Officer Theodore L. Chandler, Jr.  “We have largely completed the accumulation stage and are now fully integrating our tax and flood business into our complete lender services offering. LandAmerica remains committed to the essential real estate services provided by its lender services business and to providing the highest level of services to WaMu and its many other customers.”

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LANDAMERICA, PAGE TWO

The company will sponsor a conference call on October 11, 2005, at 9:00 a.m. ET to discuss today’s release.  Those wishing to participate in the conference call should dial 1-888-577-8991 prior to the beginning of the call and provide the conference operator with the pass code “LandAmerica”.  The call will be simultaneously broadcast over the internet via LandAmerica’s website (www.landam.com), in the Calendar of Events area located within Investor/Financial Information. Additionally, an audio archive of the call can be accessed though www.landam.com starting two hours after the completion of the live call through October 2006.

About LandAmerica Financial Group, Inc.

Headquartered in Richmond, Virginia, LandAmerica Financial Group, Inc. is a leading provider of real estate transaction services.  Through its many subsidiaries, LandAmerica serves residential and commercial customers with more than 800 offices and a network of 10,000 active agents throughout the United States, Mexico, Canada, the Caribbean, Latin America and Europe.

The Company cautions readers that the statements contained herein regarding the Company's future financial condition, business plans, operations, opportunities, or prospects, including any factors which may affect future earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based upon management's current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results.  Such risks and uncertainties include: (i) the Company's results of operations and financial condition are susceptible to changes in mortgage interest rates and general economic conditions; (ii) the Company's inability to manage successfully its acquisitions of complementary businesses could adversely affect the Company's business, operating results, and financial condition; (iii) competition in the Company's industry affects its revenue; (iv) significant industry changes and new product and service introductions require timely and cost-effective responses; (v) the Company may not succeed in implementing its strategy of becoming a major provider of real estate transaction management services; (vi) the Company's insurance and banking subsidiaries are subject to government regulation; and (vii) the Company's litigation risks include substantial claims by large classes of claimants. For more details on factors that could affect expectations, see the Company's Annual Report on Form 10-K for the year ended December 31, 2004, and other reports from time to time filed with or furnished to the Securities and Exchange Commission.  This press release speaks only as of its date, and the Company disclaims any duty to update the information herein.

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